EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (File Nos. 333-117896, 333-103467, 33-15894, and 33-15895) on Form S-8 of Werner Enterprises, Inc. of our reports dated February 25, 2015, with respect to the consolidated balance sheets of Werner Enterprises, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Werner Enterprises, Inc.

KPMG LLP

Omaha, Nebraska
February 25, 2015